EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES PROVIDES MID-FOURTH QUARTER SALES UPDATE;
UPDATES EARNINGS OUTLOOK FOR FOURTH QUARTER

Bensalem, PA, January 10, 2008 – Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported sales for the nine and forty-eight weeks ended January 5, 2008, and provided an update to its earnings projections for the fourth quarter ending February 2, 2008.

Consolidated net sales for the nine weeks ended January 5, 2008 decreased 5% to $622.7 million, compared to net sales of $656.9 million for the nine weeks ended December 30, 2006.  Net sales for the Company's direct-to-consumer segment were $125.2 million during the nine weeks ended January 5, 2008, an increase of 1% compared to net sales of $124.0 million during the nine weeks ended December 30, 2006. Net sales for the Company's retail stores segment were $497.5 million during the nine weeks ended January 5, 2008, a decrease of 7% compared to net sales of $532.9 million during the nine weeks ended December 30, 2006. Consolidated comparable store sales for the Company’s retail store brands decreased 7% during the nine weeks ended January 5, 2008, compared to a decrease of 2% during the nine weeks ended January 6, 2007.

Consolidated net sales for the forty-eight weeks ended January 5, 2008 were $2.846 billion, compared to net sales of $2.851 billion for the forty-eight weeks ended December 30, 2006.  Net sales for the Company's direct-to-consumer segment were $384.2 million during the forty-eight weeks ended January 5, 2008, a decrease of 5% compared to net sales of $403.8 million during the forty-eight weeks ended December 30, 2006. Net sales for the Company's retail stores segment were $2.461 billion during the forty-eight weeks ended January 5, 2008, an increase of 1% compared to net sales of $2.448 billion during the forty-eight weeks ended December 30, 2006. Consolidated comparable store sales for the Company’s retail store brands decreased 4% during the forty-eight weeks ended January 5, 2008, compared to a flat comparable store sales result during the forty-eight weeks ended January 6, 2007.

Commenting on quarter-to-date performance, Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, “Throughout the holiday season, we continued to be challenged by decreases in traffic levels to the stores, compounded by lackluster consumer spending.  In response, in order to meet our sales and inventory plans during the holiday selling period, we took more aggressive promotional markdowns to drive sales of seasonal merchandise.  These aggressive markdowns taken during the holiday period resulted in lower merchandise margins at each of our retail brands and led to downwardly revised earnings expectations for our fourth quarter.  Our modest increase in our direct-to-consumer business, quarter-to-date, is attributable to the recent launch of our Lane Bryant Woman catalog.

“Our management team and I are entirely focused on improving our performance during this difficult cycle.  We ended the nine weeks with inventory decreases in the mid-teens, on a same store basis, compared to a year ago.  We are well-positioned with meaningful decreases in all seasonal inventory categories, particularly in fall inventories, as we prepare for the spring selling season.  Our balance sheet remains strong with ample liquidity through our cash balances, along with a committed $375 million revolving credit facility that remains undrawn upon.”

Comparable store sales by retail store brand for the nine and forty-eight weeks ended January 5, 2008, were:

	Nine Weeks Ended	Forty-eight Weeks Ended
	January 5, 2008	January 5, 2008
Lane Bryant Stores (1)	-8%	-6%
Fashion Bug Stores	-6%	-4%
Catherines Stores	-10%	-3%
Consolidated Retail Store Brands	-7%	-4%

(1) Includes Lane Bryant Outlet Stores

Updated Outlook for the Fourth Quarter ending February 2, 2008
For the 13-week period ending February 2, 2008, the Company has updated projections for diluted earnings per share to a loss in the range of $(0.17) - $(0.20), compared to diluted earnings per share of $0.19 for the corresponding 14-week period ended February 3, 2007. This projection includes pre-tax charges of $15.4 million ($9.8 million after tax, or $0.08 per diluted share) related to the Company's relocation of its Catherines Plus Sizes Memphis, TN operations to its Bensalem, PA offices, and an initial pre-tax investment related to the launch of the Lane Bryant catalog. The Company's revised projection for the 13- week period includes net sales in the range of $790 to $795 million, compared to net sales of $874 million for the 14-week period ended February 3, 2007. The Company's projection assumes high single digit percentage decreases in consolidated comparable store sales for the Company's Retail Stores segment, compared to a 1% consolidated comparable store sales decrease in the prior year.  Previously, the Company had projected diluted earnings per share for the fourth quarter to a loss in the range of $(0.06) - $(0.08).

Updated Outlook for the Fiscal Year ending February 2, 2008
For the 52-week fiscal year ending February 2, 2008, the Company has updated projections for diluted earnings per share in the range of $0.12 - $0.15, compared to diluted earnings per share of $0.81 for the 53-week period ended February 3, 2007.  This projection includes pre-tax charges of $15.4 million ($9.8 million after tax, or $0.08 per diluted share) related to the Company's relocation of its Catherines Plus Sizes Memphis, TN operations to its Bensalem, PA offices, and an initial pre-tax investment related to the launch of the Lane Bryant catalog. The Company's projection for the 52-week period includes net sales in the range of $3.01 to $3.02 billion, compared to net sales of $3.07 billion for the 53-week period ended February 3, 2007. The Company's projection assumes mid single-digit percentage decreases in consolidated comparable store sales for the Company's Retail Stores segment, compared to a 1% consolidated comparable store sales increase in the prior year.  Previously, the Company had projected diluted earnings per share for the fiscal year in the range of $0.24 - $0.26.

At January 5, 2008, Charming Shoppes, Inc. operated 2,455 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™, PETITE SOPHISTICATE® and PETITE SOPHISTICATE OUTLET™.  During the forty-eight weeks ended January 5, 2008 the Company opened 105, relocated 53, and closed 28 retail stores.  The Company ended the period with 1,003 Fashion Bug and Fashion Bug Plus stores, 926 Lane Bryant and Lane Bryant Outlet stores, 470 Catherines stores, and 56 Petite Sophisticate and Petite Sophisticate Outlet stores. Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively implement the Company’s plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company’s merchandise and marketing, the failure to generate a positive response to the Company’s new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955